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Exhibit 99.1   Press Release



PRESS RELEASE
May 26, 2000          For further information contact:
                              David M. Bradley
                              Chairman, President & Chief Executive Officer North Central Bancshares, Inc.
                              825 Central Avenue
                              Fort Dodge, Iowa 50501
                              515-576-7531



                         NORTH CENTRAL BANCSHARES, INC.
                               ANNOUNCES DIVIDEND

David M. Bradley, Chairman, President and Chief Executive Officer of North Central Bancshares, Inc. (the "Company") announced today that the Company declared a regular quarterly cash dividend of $0.125 per share on the Company's common stock for the fiscal quarter ended June 30, 2000. The dividend will be payable to all stockholders of record as of June 16, 2000 and will be paid on July 6, 2000.

North Central Bancshares, Inc. serves north central and southeastern Iowa at 8 full service locations in Fort Dodge, Nevada, Ames, Burlington, Mount Pleasant and Perry, Iowa through its wholly-owned subsidiary, First Federal Savings Bank of Iowa, headquartered in Fort Dodge, Iowa. The Bank's deposits are insured by the Federal Deposit Insurance Corporation. The Company's stock is traded on The Nasdaq National Market under the symbol "FFFD".